EXHIBIT 99.2

  Premiere Global Reports First Quarter Results: Revenues up 11% to $135.6M, $0.19 Pro Forma Diluted EPS from Continuing Operations(a)

   Board Appoints Steve Jones, Dean of Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, as New Independent
                               Director

    ATLANTA--(BUSINESS WIRE)--April 19, 2007--Premiere Global
Services, Inc. (NYSE: PGI), a global provider of on-demand communication technologies-based business process improvement solutions, today announced results for the first quarter ended March 31, 2007.

    Revenues

    Consolidated revenues in the first quarter of 2007 increased 11.4% to $135.6 million compared to $121.7 million in the first quarter of 2006. Aggregate revenues from the Premiere Global Communications Operating System six solution sets increased 19.6%, excluding revenue from legacy broadcast fax in both periods.(a)

    GAAP Earnings

    In the first quarter of 2007 in accordance with GAAP, operating income totaled $14.7 million, income from continuing operations totaled $8.9 million and diluted EPS from continuing operations totaled $0.13, compared to $14.0 million, $7.7 million and $0.11, respectively, in the first quarter of 2006. These results include the reversal of restructuring costs of $0.1 million and a one-time tax benefit of $0.6 million. The results also include the following items on a pre-tax basis: proxy-related costs of $0.9 million, $2.8 million of equity-based compensation and $3.6 million of amortization.

    Pro Forma Earnings

    In the first quarter of 2007, excluding a one-time tax benefit, restructuring costs, proxy-related costs, equity-based compensation and amortization, pro forma diluted EPS from continuing operations totaled $0.19.(a)

    "I believe our solid first quarter performance illustrates the increasing value PGI brings to the thousands of global enterprises that use our on-demand communication technologies to automate, simplify and improve their critical, daily business processes," said Boland T. Jones, Founder, Chairman and CEO of Premiere Global Services, Inc. "PGI is defining and leading the category of Constituent Relationship Management by recognizing and fulfilling companies' universal need to enhance relationships with their customers, employees, vendors, trade partners, investors and other important stakeholders."

    Revenue Detail

    Revenue from Conferencing solutions grew 27.0% to $84.8 million in the first quarter of 2007 compared to $66.8 million in the comparable prior year quarter. Revenue from legacy broadcast fax services totaled $19.6 million in the first quarter of 2007, a decline of $5.1 million as compared to $24.7 million in the first quarter of 2006.

    In the first quarter of 2007, revenue in the Company's reportable segments was as follows:

    -- North America increased 10.7% to $88.0 million, versus $79.5 million in the first quarter of 2006;

    -- Europe increased 8.2% to $24.9 million, versus $23.0 million in the first quarter of 2006; and

    -- Asia Pacific grew 18.2% to $22.7 million, versus $19.2 million in the first quarter of 2006.

    Director Appointment

    The Company also announced today that it has appointed W. Steven Jones, Dean of Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, as a Class I director to fill a vacancy on the Board. Prior to becoming Dean of UNC Kenan-Flagler, Mr. Jones served as Chief Executive Officer and Managing Director of Suncorp Metway Ltd., a banking, insurance and funds management company in Brisbane, Queensland, and one of the 25 largest companies in Australia. He has also served as Managing Director and Chief Executive Officer of ANZ Banking Group, N.Z., Ltd., one of Australia's four largest banks, and was a consultant with McKinsey & Company in Atlanta and Melbourne. Mr. Jones currently serves as a director of Bank of America, N.A. and of Progress Energy Inc.

    The appointment of Mr. Jones brings the total number of independent directors on the Company's Board of Directors to six out of seven total members. Steve Jones is not related to the Company's Chairman and CEO, Boland Jones.

    "We are delighted to have Steve join our Board, as he brings with him a wealth of business experience from his years of running international companies and one of the finest business schools in the country," said Boland Jones. "We will look to Steve for advice and counsel in the areas of international expansion, sales and marketing strategies, and for key contacts throughout the business community, as we seek to grow PGI's global profile."

    Financial Outlook

    The following statements are based on Premiere Global Services' current expectations as of April 19, 2007. These statements contain forward-looking statements and Company estimates, and actual results may differ materially. The Company assumes no duty to update any forward-looking statements made in this press release. A discussion concerning forward-looking statements is included at the end of this press release and in the Company's filings with the Securities and Exchange Commission.

    The Company's financial outlook for 2007 is as follows:

    Revenues

    The Company anticipates growth in consolidated revenues for the year will be at the high-end of its previous forecast. The Company had previously projected consolidated revenues to increase 5% to 7% in 2007 from 2006 totals.

    Earnings

    As a result of expected operating efficiencies from the Company's initiatives to increase automation, to streamline service delivery and to consolidate its operations, earnings are projected to grow at a faster rate than revenues in 2007.

    Cash Flows and Other

    The Company anticipates incurring restructuring costs in the range of $4.0 to $4.5 million during the second quarter of 2007, primarily related to the re-engineering of its global operations. Excluding anticipated restructuring costs, the Company projects cash flows provided by operating activities from continuing operations will grow approximately 20% in 2007 from 2006 totals.

    Capital expenditures are expected to be in the range of 6.5% to 7.0% of revenues due to increased investment in automation initiatives, including the development of PGI's new Web portal designed to bring the Company's products and services online. The
Company anticipates its effective tax rate will be in the range of 34% to 35% in 2007, excluding the one-time tax benefit in the first quarter of 2007.

    (a) To supplement the Company's consolidated financial statements presented in accordance with GAAP, we have included the following non-GAAP measures of financial performance: pro forma operating income, pro forma income from continuing operations and pro forma diluted EPS from continuing operations. Management uses these measures internally as a means of analyzing the Company's current and future financial performance and identifying trends in our financial condition and results of operations. We have provided this information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of ongoing core operations. In addition, we present certain consolidated and solution revenue growth statistics that are derived from non-GAAP financial measures. Please see the tables attached for calculation of these non-GAAP financial measures and for reconciliation to the most directly comparable GAAP measures. These non-GAAP financial measures may differ materially from comparable or similarly titled measures provided by other companies and should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

    Conference Call

    The Company will hold a conference call at 5:00 p.m. Eastern this afternoon to discuss these results. To participate in the call, please dial-in to the appropriate number 5-10 minutes prior to the scheduled start time: (800) 289-0529 (US & Canada) or (913) 981-5523
(International). The conference call will be simultaneously broadcast over the Internet via SoundCast(R), a Premiere Global service, and can be accessed at PGiConnect.com/IR. You may also follow this link for details on the Internet replay, podcast and for the text of the earnings release, including the financial and statistical information to be presented in the call.

    A replay will be available following the call at 8:00 p.m. Eastern through midnight Eastern April 27, 2007, and can be accessed by calling (888) 203-1112 (US & Canada) or (719) 457-0820
(International). The confirmation code is 8787467. The Webcast of this call will be archived on the Company's Website at PGiConnect.com/IR.

    About Premiere Global Services, Inc.

    Premiere Global Services, Inc. is a global provider of on-demand communication technologies-based business process improvement solutions, which we call the Premiere Global Communications Operating System, or the PGiCOS for short.

    Our hundreds of industry specific applications enable businesses to automate and simplify their communication-centric business processes and to communicate more efficiently and effectively with their constituents. We group our applications into six solution sets:
Conferencing, Desktop Fax, Document Delivery, Accounts Receivable Management, Notifications & Reminders, and eMarketing.

    Today, we deliver our solutions to an established customer base of approximately 60,000 corporate accounts, including nearly 80% of the Fortune 500. In 2006, more than 500,000 enterprise users leveraged PGiCOS to gain a competitive advantage in sales, support and customer service.

    With global presence in 19 countries, Premiere Global Services' corporate headquarters is located at 3399 Peachtree Road NE, Suite 700, Atlanta, GA 30326. Additional information can be found at www.PGiConnect.com.

    Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services' forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological change; the development of alternatives to our services; market acceptance of our new services and enhancements; integration of acquired companies; service interruptions; increased financial leverage; our dependence on our subsidiaries for cash flow; continued weakness in our legacy broadcast fax business; foreign currency exchange rates; possible adverse results of pending or future litigation or infringement claims; federal or state legislative or regulatory changes; general domestic and international economic, business or political conditions; and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

           PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              THREE MONTHS ENDED MARCH 31, 2007 AND 2006
      (IN THOUSANDS, UNAUDITED, EXCEPT SHARE AND PER SHARE DATA)


                                                    Three Months Ended
                                                        March 31,
                                                       2007      2006
                                                   --------- ---------

Revenues                                           $135,626  $121,726
Operating expenses:
 Cost of revenues (exclusive of depreciation shown
  separately below)                                  53,896    48,340
 Selling and marketing                               36,468    32,798
 General and administrative                          16,573    13,754
 Research and development                             3,431     2,807
 Depreciation                                         7,089     5,927
 Amortization                                         3,552     3,097
 Restructuring costs                                   (130)    1,053
                                                   --------- ---------
  Total operating expenses                          120,879   107,776

Operating income                                     14,747    13,950
                                                   --------- ---------

Other (Expense) Income:
 Interest expense                                    (2,302)   (1,814)
 Interest income                                        100       161
 Other, net                                             458      (233)
                                                   --------- ---------
  Total other (expense) income                       (1,744)   (1,886)
                                                   --------- ---------

Income from continuing operations before income
 taxes                                               13,003    12,064
Income tax expense                                    4,056     4,405

                                                   --------- ---------
Income from continuing operations                    $8,947    $7,659
                                                   ========= =========

Net income                                           $8,947    $7,659
                                                   ========= =========

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING:           67,697    70,465
                                                   ========= =========

 Basic earnings per share:
  Continuing operations                               $0.13     $0.11
                                                   ========= =========
  Net income                                          $0.13     $0.11
                                                   ========= =========

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING:         68,776   $71,367
                                                   ========= =========

 Diluted earnings per share:
  Continuing operations                               $0.13     $0.11
                                                   ========= =========
  Net income                                          $0.13     $0.11
                                                   ========= =========


            PREMIERE GLOBAL SERVICES, INC AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 2007 AND DECEMBER 31, 2006
             (IN THOUSANDS, UNAUDITED, EXCEPT SHARE DATA)


                                                March 31, December 31,
                                                    2007         2006
                                                --------- ------------

                     ASSETS
CURRENT ASSETS
Cash and equivalents                             $19,971      $18,977
Accounts receivable (less allowances of
  $4,739 and $4,944, respectively)                90,871       82,875
Prepaid expenses and other current assets          6,712        7,742
Deferred income taxes, net                        12,480       11,972
                                                --------- ------------
Total current assets                             130,034      121,566

PROPERTY AND EQUIPMENT, NET                       90,773       88,062

OTHER ASSETS
Goodwill                                         295,543      295,185
Intangibles, net of amortization                  35,067       38,357
Deferred income taxes, net                         1,476            -
Other assets                                       6,074        6,145
                                                --------- ------------
                                                $558,967     $549,315
                                                ========= ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                 $50,837      $48,967
Income taxes payable                               7,521          878
Accrued taxes                                      7,295        6,011
Accrued expenses                                  31,198       28,697
Current maturities of long-term debt and capital
 lease obligations                                 1,995        2,044
Accrued restructuring costs                        2,817        4,800
                                                --------- ------------
Total current liabilities                        101,663       91,397

LONG-TERM LIABILITIES
Long-term debt and capital lease obligations     126,831      136,738
Accrued expenses                                   3,613        4,170
Deferred income taxes, net                             -          719
                                                --------- ------------
Total long-term liabilities                      130,444      141,627

SHAREHOLDERS' EQUITY
Common stock $0.01 par value; 150,000,000 shares
 authorized, 70,361,992 and 70,151,998 shares
 issued and outstanding at March 31, 2007 and
 December 31, 2006, respectively                     704          702
Additional paid-in capital                       665,247      663,232
Note receivable, shareholder                      (2,033)      (2,004)
Cumulative translation adjustment                  2,999        2,088
Accumulated deficit                             (340,057)    (347,727)
                                                --------- ------------
Total shareholders' equity                       326,860      316,291
                                                --------- ------------
                                                $558,967     $549,315
                                                ========= ============

           PREMIERE GLOBAL SERVICES, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                      (IN THOUSANDS, UNAUDITED)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                        2007     2006
                                                     -------- --------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                            8,947    7,659
 Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation                                         7,089    5,927
  Amortization                                         3,552    3,097
  Amortization of deferred financing costs               128      116
  Payments for legal settlements and related expenses      -   (1,372)
  Deferred income taxes                               (1,675)       -
  Restructuring costs                                   (130)   1,053
  Payments for restructuring costs                    (1,934)    (720)
  Equity-based compensation                            2,775    2,256
  Excess tax benefits from share-based payment
   arrangements                                         (114)       -
  Loss on disposal of assets                             146      256
  Changes in assets and liabilities, net of effect of
   acquisitions:
    Accounts receivable, net                          (7,678)  (4,517)
    Prepaid expenses and other current assets            919     (864)
    Accounts payable and accrued expenses              7,473    3,952
                                                     -------- --------
      Total adjustments                               10,551    9,184
                                                     -------- --------
 Net cash provided by operating activities from
  continuing operations                               19,498   16,843
                                                     -------- --------
    Payments for discontinued operations                (244)    (245)
                                                     -------- --------
      Net cash provided by operating activities       19,254   16,598
                                                     -------- --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                (7,250)  (8,993)
  Business acquisitions, net of cash acquired           (412) (13,896)
                                                     -------- --------
  Net cash used in investing activities               (7,662) (22,889)
                                                     -------- --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments under borrowing arrangements    (94,364) (21,618)
  Principal proceeds under borrowing arrangements     84,280   29,500
  Excess tax benefits from share-based payment
   arrangements                                          114        -
  Purchase of treasury stock, at cost                   (371)    (750)
  Exercise of stock options                              257    1,050
                                                     -------- --------
    Net cash (used in) provided by financing
     activities                                      (10,084)   8,182
                                                     -------- --------

Effect of exchange rate changes on cash and
 equivalents                                            (514)    (138)

NET INCREASE IN CASH AND EQUIVALENTS                     994    1,753
                                                     -------- --------
CASH AND EQUIVALENTS, beginning of period            $18,977  $20,508
                                                     -------- --------
CASH AND EQUIVALENTS, end of period                  $19,971  $22,261
                                                     ======== ========

            PREMIERE GLOBAL SERVICES, INC AND SUBSIDIARIES
            RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
           (IN THOUSANDS, UNAUDITED, EXCEPT PER SHARE DATA)


                                                   Three Months Ended
                                                        March 31,
                                                       2007      2006
                                                   --------- ---------
Revenues Excluding Legacy Broadcast Fax Revenue
 (1)
  Revenues, as reported                            $135,626  $121,726
  Excluding legacy broadcast fax revenue             19,586    24,680
                                                   --------- ---------
    Revenues, excluding legacy broadcast fax
     revenue                                       $116,040   $97,046
                                                   --------- ---------

Pro Forma Operating Income (2)
  Operating income, as reported                     $14,747   $13,950
  Restructuring costs                                  (130)    1,053
  Proxy-related costs                                   911         -
  Equity-based compensation                           2,775     2,256
  Amortization                                        3,552     3,097
                                                   --------- ---------
    Pro forma operating income                      $21,855   $20,356
                                                   --------- ---------

Pro Forma Income from Continuing Operations (2)
  Income from continuing operations, as reported     $8,947    $7,659
  Elimination of one-time tax benefit                  (615)        -
  Restructuring costs, net of taxes                     (84)      654
  Proxy-related costs, net of taxes                     586         -
  Equity-based compensation, net of tax               1,784     1,447
  Amortization, net of tax                            2,284     1,966
                                                   --------- ---------
    Pro forma income from continuing operations     $12,902   $11,726
                                                   --------- ---------

Pro Forma Diluted EPS from Continuing Operations
 (2)
  Diluted EPS from continuing operations, as
   reported                                           $0.13     $0.11
  Elimination of one-time tax benefit                 (0.01)        -
  Restructuring costs, net of taxes                   (0.00)     0.01
  Proxy-related costs, net of taxes                    0.01         -
  Equity-based compensation, net of tax                0.03      0.02
  Amortization, net of tax                             0.03      0.02
                                                   --------- ---------
    Pro forma diluted EPS from continuing
     operations                                       $0.19     $0.16
                                                   ========= =========



(1) Management has previously announced the decline of revenue generated by its legacy broadcast fax services. Management has presented revenues excluding this item because management believes that events or trends particular to these services may be deemed to be so significant to obscure patterns and trends of our core solutions sets in total.

(2) Management believes that pro forma operating income, pro forma income from continuing operations and pro-forma diluted EPS from continuing operations provide useful information regarding underlying trends in our continuing operations. Management expects equity-based compensation and amortization expenses to be recurring costs and presents pro forma diluted EPS from continuing operations to exclude these items as well as non-recurring items that are unrelated to our ongoing operations, including a one-time tax benefit, restructuring costs and proxy-related costs.

    CONTACT: Premiere Global Services, Inc., Atlanta
             Investor Calls
             Sean O'Brien, 404-262-8462
             Senior Vice President
             Strategic Planning & IR